Exhibit 10.1
AMENDED AND RESTATED AGREEMENT OF EMPLOYMENT
THIS AMENDED AND RESTATED AGREEMENT OF EMPLOYMENT (the “Agreement”) is made as of the 8th day of April, 2016 (the “Effective Date”), by and between Linda S. Grais, M.D. (hereinafter referred to as “Executive”), and Ocera Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”).
WITNESSETH:
WHEREAS, the Company and Executive previously entered in an employment agreement, dated December 19, 2013 (the “Prior Employment Agreement”), which the Company and Executive intend to replace with this Agreement; and
WHEREAS, Executive acknowledges that the restrictions against disclosures of certain information, the provisions regarding ownership of intellectual property and the other agreements set forth in this Agreement have constituted a substantial inducement to the Company to enter into this Agreement, and that none of such restrictions or agreements set forth in the Agreement will be unduly burdensome.
NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	Employment.
(a)The Company hereby continues to employ Executive as its President and Chief Executive Officer, and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement.
(a)    Executive shall serve as a member of the Company’s Board of Directors (the “Board”) for so long as she is the Chief Executive Officer, subject to election by the Company’s stockholders, or until her earlier death or resignation.
2.    Term of Employment. The Company will continue to employ Executive, and Executive agrees to continue to remain in the full-time employ of the Company, until such employment is terminated by either party in accordance with the provisions hereof (the “Term”).

3.	Duties and Authority of Executive.
(a)    Executive shall devote her full business time, attention and energies to performance of her duties hereunder as reasonably directed by the Board, and further agrees at all such times to act in a manner consistent with Company interests, and to perform such duties ably, faithfully and diligently. Executive shall be permitted to engage in family, civic, charitable and other non-commercially oriented activities but shall not engage in any outside work during business hours and/or commercially oriented activities which will materially affect, impede, prohibit, or restrict her abilities to perform her obligations under this Agreement. Executive shall provide written notice to the Board prior to engaging in any material outside work or commercially oriented activity, and permission to engage in any such work or activity shall be granted solely in the discretion of the Board. Executive shall have the ability to engage in activities which are primarily personal investment activities and are not related to the business of the Company, provided, further, no such activity shall interfere, in any material respect, with Executive’s obligations under this Agreement. Notwithstanding the foregoing, and except to the extent the restrictions contained in Section 9 may apply, nothing in this Agreement shall prohibit Executive from: (i) participating in charitable and professional organizations in an unpaid capacity; or (ii) serving as a non-executive director of one or more other corporations so long as such activities are disclosed to the Board; in each case, in a manner, and to an extent, that will not materially interfere with her duties to the Company.
(b)    Executive shall be the senior employee of the Company and shall report directly to the Board. The Board shall have the power to direct, control and supervise the duties of Executive under this Agreement, as well as the manner of Executive’s performance of such duties; provided, however, that such duties are consistent with Executive’s position or other positions that she may hold from time to time and the Board shall not impose or permit to be imposed on its behalf any duties or constraints of any kind that would require Executive to violate any law or applicable government rule or regulation.

4.	Compensation.
(a)    Salary. As Executive’s base salary for all services rendered to the Company during the term of this Agreement, in whatever capacity rendered, Executive shall receive an initial annual base salary of Four Hundred and Ninety One Five Dollars ($495,000), payable in accordance with the Company’s usual payroll practices for senior executives. Executive’s Base Salary, as in effect from time to time, shall not be decreased without Executive’s prior written consent. The base salary in effect at any given time is referred to herein as “Base Salary”. The Company hereby agrees that the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall conduct an annual review of Executive’s Base Salary and will consider whether an increase in salary is appropriate, based upon Executive’s performance and Company performance.
(b)    Bonus. Executive shall be eligible to receive an annual bonus with a target amount equal to fifty percent (50%) of her annual Base Salary, with the actual amount determined by the Board or the Compensation Committee based upon the achievement of certain Executive performance goals and Company milestones identified by the Company after consultation with Executive. The annual target bonus in effect at any given time is referred to herein as the “Target Bonus.” Except as otherwise provided herein, to earn an annual bonus, Executive must be employed by the Company on the day such annual bonus is paid.
(c)    Stock Option. For the avoidance of doubt, the stock option described in Section 4(c) of Prior Employment Agreement shall be exercisable as to any vested shares until the earlier to occur of (x) the date that is five (5) years following the date of termination of Executive’s employment or (y) the expiration date of such stock option.

5.    Benefits.
(a)    Executive shall be eligible to participate in all benefits made available to any employees of the Company including, without limitation, medical insurance (covering Executive and her dependents), vacation and/or retirement plans, and such benefits shall be provided in accordance with the Company’s personnel policies in effect from time to time during the Term. The Company reserves the right to change any Company benefit plan without Executive’s consent at any time.
(b)    Executive shall be eligible to participate in the Company’s 401(k) plan, subject to its terms and conditions.
(c)    Subject to Executive’s insurability at commercially reasonable rates, the Company shall maintain a life insurance policy on Executive’s life in the amount of Five Hundred Thousand Dollars ($500,000). The policy shall be issued by a company mutually acceptable to the Company and Executive. The Company shall pay one hundred percent (100%) of Executive’s premium on the policy and Executive shall be the owner of such policy and Executive shall designate the beneficiary of such policy.
(d)    Executive shall be entitled to four (4) weeks annual vacation leave, subject to the Company’s vacation policy in effect from time to time, no fewer than six (6) paid holidays per year and such other benefits, including sick leave, as the Company shall from time to time make available to its senior executive employees. Executive shall be subject to the Company’s personnel practices in effect from time to time, in accordance with the Company’s Executive Handbook; provided that in the event of any conflict between the Executive Handbook or any other policy of the Company and the terms of this Agreement, the terms of this Agreement shall govern and control.
(d)    The Company shall promptly reimburse Executive for all reasonable expenses incurred by Executive in the course of Executive’s employment under this Agreement, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company or the Internal Revenue Service. The Company may establish general guidelines with respect to expenses chargeable to the Company. Only expenses meeting the terms of such guidelines are subject to reimbursement unless the Company otherwise determines, at its discretion, on a case-by-case basis.
6.    Termination. Executive’s employment pursuant to this Agreement may be terminated upon the happening of any of the following events (each, a “Termination Event”), subject to Section 7 hereof:
(a)    The death of Executive;
(b)    The Company’s delivery to Executive of written notice of immediate termination by the Company of the services of Executive for Cause. As used in this Agreement, “Cause” shall be defined to include any one or more than one of the following:

(1)    Material Breach of any term of this Agreement by Executive. As used in this Agreement, the term “Material Breach” shall be defined as any act, other than an act which falls within the scope of one or more of Sections 6(b)(2) through 6(b)(6) of this Agreement, which is a breach of a material term of this Agreement, which causes or is likely to cause material harm to the Company, and which, if correctable, is not corrected by Executive within thirty (30) days after written notice of such breach is provided to Executive by the Company;
(2)    Embezzlement, misappropriation or theft of money or material property by Executive from the Company;
(3)    Executive’s commission of, conviction of, or plea of no contest (or similar pleading) to, a felony or serious misdemeanor or other crime involving moral turpitude during the Term;
(4)    Executive’s fraud or material dishonesty to or with respect to the Company or conduct by Executive which would constitute a breach of the duty of loyalty by a director of the Company (whether Executive is then serving or has ever served as a director of the Company); or
(5)    Executive’s continued or repeated failure to perform in any material respect the duties assigned to Executive by the Board; provided, however, the Company will notify Executive in writing specifically identifying Executive’s failure to perform not less than thirty (30) days prior to any proposed termination and give Executive a reasonable opportunity to correct such failure.
(c)    Thirty (30) days after the Company’s delivery to Executive of written notice of termination by the Company of the services of Executive without Cause;
(d)    Thirty (30) days after the Company’s receipt from Executive of a written notice of resignation for Good Reason, which written notice must: (i) state in reasonable specificity the event giving rise to Good Reason, (ii) be provided to the Company no later than ninety (90) days following the initial occurrence constituting Good Reason, and (iii) provide the Company with thirty (30) days to correct or cure the event constituting Good Reason hereunder. As used in this Agreement, “Good Reason” shall be defined to include the occurrence, without Executive’s consent, of any one or more of the following:
(1)    The Company’s Material Breach of any term of this Agreement. As used in this Agreement, the term “Company’s Material Breach” shall be defined as any act, other than an act which falls within the scope of Sections 6(d)(2) and (3) of this Agreement, which breaches a material term of this Agreement, causes or is likely to cause material harm to Executive and is not corrected by the Company within the cure period provided for above;
(2)    Any material reduction in Executive’s Base Salary, target bonus percentage or benefits (but excluding any reduction in benefits proportionately applicable to all executives of the Company) or any material diminution in Executive’s title, duties or responsibility as President and Chief Executive Officer of the Company, in each case which is not corrected by the Company within the cure period provided for above; or
(3)    Any relocation of Executive’s primary work location by more than fifty (50) miles from the city of Palo Alto, which is not corrected by the Company within the cure period described in Section 6(d)(iii) above.
(e)    Thirty (30) days after the Company’s receipt from Executive of a written notice of resignation without Good Reason, which date may be accelerated by the Company by delivery of written notice to Executive stating the date upon which such termination of employment shall be effective (which acceleration of date shall in no event constitute a termination without Cause);
(f)    The mutual written agreement of both Executive and the Company.
7.    Benefits and Duties Upon Termination.
(a)    Termination by Company for Cause. Upon any termination of Executive’s employment hereunder for Cause, as defined above, Executive shall be entitled to no further compensation or benefits under this Agreement after the termination date, except (i) accrued but unpaid Base Salary through the date of termination, unpaid expense reimbursements (subject to, and in accordance with, Section 5(d) of this Agreement) and unused vacation that accrued through the date of termination on or before the time required by law but in no event more than thirty (30) days after the date of termination; (ii) any vested benefits Executive may have under any employee benefit plan of the Company through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans and (iii) any other amounts as may be required by law (collectively, the “Accrued Benefit”).
(b)    Termination by Company Without Cause or by Executive with Good Reason. If Executive’s employment with the Company is terminated: (i) by the Company without Cause; or (ii) by Executive for Good Reason (each a “Severance Event”), provided that Executive executes a general release substantially in the form attached as Appendix A hereto and such release becomes effective no later than 60 days after the date of termination, the Company shall: (A) pay Executive the Accrued Benefit; (B) continue to pay Executive, in accordance with the Company’s regular periodic payroll practices in place immediately prior to such termination, an amount equal to Executive’s Base Salary for twelve (12) months from the effective date of Executive’s termination (the “Severance Term”); (C) pay Executive an amount equal to Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days Executive was employed during the calendar year during which the date of termination occurs and the denominator of which is 365; and (D) pay an amount throughout the Severance Term equal to (x) Executive’s monthly cost of coverage with respect to health benefits immediately prior to the Termination Event, plus (y) the taxable life insurance coverage otherwise made available to Executive under this Agreement, with payment of such benefits to be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive’s employment terminated. Amounts due under Section 7(b)(B) and (D)(x) shall commence within 60 days after the effectiveness of the release described above; provided that if the 60-day period for providing a general release spans two calendar years, payment shall commence to be made in the second calendar year with a catch-up payment for amounts that would have commenced earlier but for the operation of this sentence. Amounts due under this Section 7(b) shall be paid without mitigation or offset for any other amount earned by Executive. Upon termination of Executive’s employment as the result of a Severance Event, all of Executive’s stock options and other stock-based awards that are subject to time-based vesting and that would otherwise have vested during the twelve (12) month period following the effective date of such termination (assuming no termination had occurred) shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of such termination.
(c)    Voluntary Resignation Without Good Reason. If Executive resigns voluntarily without Good Reason, Executive shall not be entitled to further compensation or benefits following the effective date of termination (except the Accrued Benefit); provided, however, that the Company may accelerate the effective date of any resignation by providing written notice to Executive of such accelerated effective date, provided that the Company pays and provides to Executive all Base Salary and benefits that would have been provided to Executive in the period between her resignation and her original effective date of resignation had she been employed by the Company during such period. Such resignation, by itself, will not give rise to a cause of action by the Company against Executive, and such acceleration of the effective date of any resignation will not give rise to a cause of action by Executive against the Company.
(d)    Mutual Agreement. Upon any termination of Executive’s employment hereunder through written mutual agreement, Executive shall be entitled to the Accrued Benefit and any further compensation or benefits as mutually agreed upon in writing.
(e)    Change of Control. If Executive’s employment is terminated: (i) by the Company for any reason other than for Cause, other than by reason of her death or permanent disability, or (ii) by Executive for Good Reason, in either case, in anticipation of and within three (3) months before, concurrently with, or within twelve (12) months following a Change of Control, and provided that Executive executes a general release substantially in the form attached as Appendix A hereto and such release becomes effective no later than 60 days after the date of termination, then all stock options and other stock-based awards held by Executive that are subject to time-based vesting shall vest and become exercisable in full as of a time immediately prior to such termination, or Change of Control, if later, and the Company shall pay Executive:
(i)    an amount equal to twelve (12) months of her then-current monthly base salary (less all applicable deductions for withholding taxes and the like) payable in a single lump sum;
(ii)    an amount equal to: (i) the percentage of her annual base salary Executive received as a bonus payment for the calendar year immediately preceding the year of termination, multiplied by (ii) the base salary Executive received in the year of termination (excluding payments made pursuant to Section 7(f)(i) hereof), such amount to be paid in a single lump sum; and
(iii)    an amount equal to Executive’s monthly cost of coverage for group health benefits immediately prior to the Termination Event, times twelve (12).

Amounts due under this Section 7(e) are in lieu of amounts payable under Section 7(b) and shall be paid without mitigation or offset for any other amount earned by Executive. If all conditions necessary to establish Executive’s entitlement to the payments specified in this Section 7(e) have been satisfied, such payments shall be paid in full within five (5) business days after the effectiveness of the release described above, and in any event no later than March 15 of the calendar year following the calendar year in which Executive’s employment terminated. Notwithstanding the foregoing, if the 60-day period for providing a general release spans two calendar years, payment shall be made only in the second calendar year.
(f)    Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:
(i)    If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company), becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that, a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).
(ii)    Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) any merger, sale or disposition described in clauses (A) or (B) involving one or more subsidiaries of the Company whose collective operations constitute a majority of the Company’s business. For purposes of clarity, any change in the majority ownership of the Company that results solely from an equity financing event (i.e., an event pursuant to which existing stockholders are not transferring or selling existing shares), shall in no event constitute a Change of Control hereunder.
8.    Section 280G.
(a)    Notwithstanding anything to the contrary herein, if it shall be determined that any payment or benefit hereunder or under any other plan or agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (collectively “Payments”), would constitute a “ parachute payment” to Executive within the meaning of Section 280G of the Code, and thus would not be deductible under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (“280G Tax”), and if and only if Executive would be in a better after-

tax position by reducing the Payments, the Payments shall be reduced such that the sum of all Payments is $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code. In such case, the Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)    Any determinations to be made under this Section 8 shall be made by the Company’s independent public accountants (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and to Executive, and shall be binding upon the Company and Executive. All fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
9.    Restrictive Covenants.
(a)    For a period of one (1) year following any Termination Event (the “Non-Solicitation Period”), Executive shall not directly or indirectly induce or attempt to influence any employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or any such subsidiary, as the case may be.
(b)    During the term of this Agreement, Executive shall not, without the written consent of the Company, engage in, whether as a principal, partner, director, officer, agent, employee, consultant or in any other capacity, or have any direct or indirect ownership interest in, any business which has as its primary focus the development of pharmaceutical therapies in which the Company is conducting clinical trials during the term of Executive’s employment (the “Area of Non-Competition”) or with any division or group of a business which has the Area of Non-Competition as its primary business focus; provided, however, that this covenant not to compete shall not preclude an Executive from owning, as a passive investor, up to five percent (5%) of the outstanding shares in a publicly traded company engaged in the activities specified in this Section 9(b).
(c)    If the covenants set forth in this Section 9 shall be held by any court of competent jurisdiction to be excessively broad in time or geographical area or both, then they shall not be void, but shall be effective and enforceable for such shorter period of time and as to such more limited geographical area as shall be found by such court to be valid and enforceable.
10.    Trade Secrets and Confidential Information.
(a)    Definition. “Confidential Information” includes all materials, technical data, information, reports, presentation materials, interpretations, forecasts, test results and other records which (i) are not available to the general public, (ii) relating to the business activities, products and services of the Company and its subsidiaries, including their respective customers and suppliers, and (iii) are disclosed to Executive in connection with her services to the Company. The term

“Confidential Information” shall specifically include, without limitation, all Company Innovations. “Confidential Information” also shall include those portions of any opinions, judgments or recommendations which contain or would reveal the Confidential Information, whether formulated or prepared by the Company or Executive.
(b)    Exceptions. The obligations regarding Confidential Information under this Agreement shall not apply to any information which:
(1)    is or becomes available to the general public without fault of Executive;
(2)    was previously known to Executive prior to disclosure to Executive by the Company, as evidenced by tangible records;
(3)    subsequently is rightfully obtained by Executive from a third party who lawfully possessed the information and who had the right to make such disclosures; or
(4)    is required to be disclosed to the public directly or be accessed by a freedom of information request as a result of an order of a court of law or other governmental body.
(c)    Use and Obligations. Executive shall use Confidential Information only to perform Executive’s duties and obligations to the Company, and shall not disclose or use Confidential Information for any other reason or purpose. Executive’s obligations under this Agreement apply to all Confidential Information, and Executive agrees to protect such information regardless of whether the information was disclosed in verbal, written, visual or other form. Executive hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information by Executive. Executive further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. Confidential Information shall not become the property of Executive, shall be kept confidential and shall be protected from disclosure by Executive exercising at least the same degree of care as used to protect her own proprietary information of like kind and nature; provided, however, that in no case shall the degree of care be less than a reasonable degree of care. Furthermore, no right is granted to Executive to make, use, or sell any invention or material described in the Confidential Information.
(d)    Procedure for Required Disclosure. In the event that Executive is requested or required to disclose to third parties any Confidential Information or any opinions, judgments or recommendations developed from the Confidential Information, Executive will, prior to disclosing such Confidential Information, and to the extent permitted by law, provide the Company with prompt notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement. If no legal protection or waiver is obtained and, after consulting her legal counsel, Executive concludes that she is compelled by law to disclose certain Confidential Information, Executive may disclose that Confidential Information. Executive will not oppose action by, and will reasonably cooperate with the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e)    Return of Confidential Information. At the Company’s written request, Executive shall (a) promptly return all written Confidential Information and all other written material concerning or reflecting any information in the Confidential Information; and (b) not retain any copies, extracts or reproductions in whole or in part of such written material. Notwithstanding the foregoing, the parties acknowledge that Executive may retain her address book and contact list to the extent they only contain contact information.
(f)    Survival of Provisions. Executive recognizes and agrees that she is and shall continue to be bound by the provisions of this Section 10 upon expiration of the Term or upon the occurrence of a Termination Event for a period of three (3) years after the effective date of such termination or expiration.
11.    Intellectual Property.
(a)    Definitions. As used in this Agreement, the term “Innovations” shall mean (i) processes, machines and compositions of matter; (ii) inventions and improvements (whether or not protectable under patent laws); (iii) techniques, ideas, concepts and programs; (iv) works of authorship and information fixed in any tangible medium (whether or not protectable under copyright laws); (v) mask works; (vi) trademarks, trade names, trade dress and trade secrets and know-how (whether or not protectable under trade secret laws); and (vii) all other subject matter protectable under patent, copyright, mask work, trademark, trade secret or other similar laws. The term “Company Innovations” shall mean Innovations that Executive, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or otherwise in connection with Executive’s employment with the Company. The term “Company Innovations” shall also include, without limitation, any derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications relating to any Company Innovation.
(b)    Intellectual Property Rights. Executive understands, acknowledges, and agrees that (i) all Company Innovations shall belong to the Company; and (ii) all Company Innovations which constitute works of authorship shall be works-made-for-hire as defined by and pursuant to the Copyright Act of 1976, as amended. Executive shall promptly disclose to the Company in writing any and all Innovations, conceived, reduced to practice, created, derived, developed or made in the course of or otherwise in connection with Executive’s employment with the Company, whether alone or with others, and whether during regular working hours or through the use of facilities and properties of the Company or otherwise which relate to the business of the Company. Executive agrees to make and maintain adequate and current records of all such Innovations, which shall be and remain the property of the Company. Executive further agrees to use her best efforts to supply Company Innovations to the Company in whatever form the Company may require. Executive hereby assigns and agrees to assign to the Company or such other party as the Company may designate all of Executive’s right, title, and interest (including but not limited to patent rights and copyrights) in and to any Company Innovations which are deemed not to be works-made-for-hire to the Company or such other party as the Company may designate, and at the Company’s request, Executive agrees to provide whatever assistance the Company (or such other party, as the case may be) may require to register, record, perfect, or otherwise secure the Company’s

(or such other party’s, as the case may be) rights in such Company Innovations, in each case at the Company’s expense.
(c)    Termination Events. Upon Company’s written request, which shall be received by Executive no later than thirty (30) days after the occurrence of any Termination Event, Executive shall:
(1)    Deliver to the Company all designs, drawings, sketches, prototypes and other data and records relating to Company Innovations;
(2)    Relinquish all rights, title and interest in such Company Innovations to Company; and
(3)    Assign, execute and deliver all applications, assignments and any and all other documents necessary for the Company to apply for federal, state or foreign intellectual property protection on such Company Innovations.
(d)    Relinquishment of Rights to Royalties. Executive understands, acknowledges, and agrees that by signing this Agreement she relinquishes any and all rights to royalties or any portion of gross revenues in connection with any Innovations, including Company Innovations, owned or sold by the Company or its subsidiaries.
(e)    Relinquishment of Free Licenses. Executive understands, acknowledges, and agrees that by signing this Agreement, she relinquishes any and all rights to have personally a free nonexclusive license in any Innovation, including Company Innovations, owned, licensed, used or held by the Company or its affiliates.
(f)    Exceptions. Notwithstanding anything to the contrary in this Section 11, Executive shall be entitled to retain all of her rights and interest in and to any Innovation not related to an Area of Non-Competition, which she authors or creates as part of any project on her own time, not during normal business hours, and not using Confidential Information or Company resources or personnel, to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix B).
12.    Succession and Assignment. This Agreement shall bind all parties, their respective heirs, executors, administrators, successors and assigns, but nothing contained herein shall be construed as an authorization or right of Executive to assign her rights or obligations hereunder.
13.    Waiver of Breach or Violation Not Continuing. Waiver of a breach or violation of any provision of this Agreement shall not operate or be construed to be a waiver if any subsequent breach hereof.
14.    Notices. The delivery of any statement or the giving of any notice provided for or required herein may be effected by (i) delivery by hand and the execution by the recipient of a written receipt, or (ii) by depositing with the United States Postal Service or in any one of its regular depositories the same to the recipient by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows: in the case of Executive, to Executive’s last known residence, with a copy to (which shall not constitute notice) Foley Hoag LLP, 155 Seaport Blvd., Boston, MA 02210, attn.: Peter M. Rosenblum; or in the case of the Company, to its principal offices, or any subsequent address provided to Executive, to the attention of the Board, with copy to Mitchell S. Bloom, Goodwin Procter LLP, 53 State Street, Boston, MA, mbloom@goodwinprocter.com.
15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be executed, and entirely to be performed, in such State, and in any event without giving effect to any choice or conflict of law provisions of such State.
16.    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.
17.    Headings. The headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.
18.    Gender. The use of the feminine gender shall include the masculine gender and the singular, the plural and vice versa.
19.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be changed except by an agreement, in writing, executed by a duly authorized representative of the Company and Executive.
20.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any term or provision of this Agreement is judicially determined to be invalid or unenforceable, then the parties agree that such provision shall automatically be modified to be enforceable to the fullest extent permitted by then applicable law.
21.    Indemnification. In addition to the indemnification provisions applicable to Executive under the Company’s certificate of incorporation and bylaws, the Company hereby agrees to indemnify, hold harmless and defend Executive, to the maximum extent allowable under Delaware law, from and against any and all claims, liabilities, losses, costs, expenses, causes of action and damages (including, without limitation, attorney fees and court costs, as incurred) arising out of or related in any manner to her employment. The Company shall use reasonable efforts to maintain during the Term, Directors and Officers liability insurance, in amounts and with deductibles customary for a comparably situated company and shall extend such coverage to include Executive, during the Term and for not less than six (6) years thereafter, for any matters relating to her employment with the Company.

22.    Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
23.    Section 409A of the Code.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the

Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
24.    Survival. The provisions of this Agreement will survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights hereunder.
* * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto set Executive’s hand, effective as of the date first above written.

EXECUTIVE
/s/ Linda Grais
Linda Grais, M.D.

OCERA THERAPEUTICS, INC.
By: /s/ Linda Grais
Linda Grais, M.D.
Chief Executive Officer

APPENDIX A

FORM OF GENERAL RELEASE

RELEASE OF CLAIMS
This Release of Claims (the “Release”) is entered into by Linda S. Grais, M.D. (the “Executive”) pursuant to the Agreement of Employment dated April 8, 2016, by and between Ocera Therapeutics, Inc., a Delaware corporation (the “Company”), and the Executive (the “Agreement”). This Release is the release of legal claims referenced in Section 7(b) or 7(e) of the Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Agreement.
1.    Consideration. The Company shall provide the Executive with the payments and benefits described in either Section 7(b) or 7(e) of the Agreement, at the times provided therein.
2.    Release of Claims. The Executive voluntarily releases and forever discharges the Company and its predecessors, successors, assigns, and current and former members, equity holders. partners, directors, officers, employees, representatives, attorneys, agents, subsidiaries and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Executive now has, owns or holds, or claims to have, own, or hold, or that she at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and retirement from employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation or other torts;

•	of violation of public policy; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

•
In granting the release herein, Executive understands that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to Executive at present, Executive acknowledges that she has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Executive may have against the Company or any Releasee.

3.    Limitations on Release. Notwithstanding anything in Section 2 of this Release to the contrary, nothing in this Release limits the Executive’s rights to (i) any salary, bonus, vacation pay or any other compensation or benefits or reimbursement of expenses earned or accrued prior to the date hereof, (ii) indemnification by the Company that the Executive may have pursuant to any contract, the organizational documents of the Company and its subsidiaries or pursuant to applicable law or (iii) pursue a claim against the Company in the event that it breaches any of its obligations under the Agreement.
4.    No Assignment. The Executive represents that she has not assigned to any other person or entity any Claims against any Releasee.
5.    Right to Consider and Revoke Release. The Executive acknowledges that she has been given the opportunity to consider this Release for a period of twenty-one (21) days after the Executive receives this Release. In the event the Executive executed this Release within less than twenty-one (21) days, she acknowledges that such decision was entirely voluntary and that she had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, the Executive shall deliver a signed Release to the Company within such twenty-one (21) day period. For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), she shall retain the right to revoke this Release by written notice that is received by the Company on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).
6.    Other Terms.
(a)    Legal Representation; Review of Release. The Executive acknowledges that she has been advised to discuss all aspects of this Release with his attorney, that she has carefully read and fully understands all of the provisions of this Release and that she is voluntarily entering into this Release.
(b)    Binding Nature of Release. This Release shall be binding upon the Executive and upon her heirs, administrators, representatives and executors
(c)    Amendment. This Release may be amended only upon a written agreement executed by the Executive and the Company.
(d)    Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.
(e)    Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the state of California, and shall in all respects be interpreted, enforced and governed under the laws of California, without giving effect to the conflict of laws provisions of California law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or the Executive.
(f)    Entire Agreement; Absence of Reliance. The Executive acknowledges that she is not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.
So agreed by the Executive.

/s/ Linda Grais	April 08, 2016
Linda Grais, M.D.	Date

APPENDIX B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for his employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.